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                                                                    EXHIBIT 99.5

                     [LOGO OF FRACTAL DESIGN CORPORATION]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 29, 1997

TO THE SHAREHOLDERS OF FRACTAL DESIGN CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Fractal Special Meeting") of Fractal Design Corporation, a California corporation ("Fractal"), will be held on May 29, 1997 at 8:00 a.m., local time, at 5550 Scotts Valley Drive, Scotts Valley, California, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of February 11, 1997, among Fractal, MetaTools, Inc., a Delaware corporation ("MetaTools") and Rook Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of MetaTools ("Merger Sub"), pursuant to which, among other matters (1) Merger Sub will be merged with and into Fractal (the "Merger"), (2) Fractal will become a wholly-owned subsidiary of MetaTools, (3) MetaTools will be renamed "MetaCreations Corporation" (the "Combined Company"), subject to approval of MetaTools' stockholders, and (4) each share of Common Stock, $0.001 par value per share of Fractal ("Fractal Common Stock") will be converted into the right to receive, and become exchangeable for, 0.749 shares of Common Stock (the "Exchange Ratio"), par value $0.001 per share of the Combined Company ("Combined Company Common Stock"). In addition, each outstanding option to purchase Fractal Common Stock under Fractal's Option Plans will be assumed by MetaTools and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof, based on the Exchange Ratio.

    2. To transact such other matters as may properly come before the meeting or any postponements or adjournments thereof. Fractal does not intend to bring any business other than the approval and adoption of the Reorganization Agreement before the Fractal Special Meeting or any postponements or adjournments thereof.

  Following the Merger, based on the shares of Fractal Common Stock and MetaTools Common Stock outstanding as of April 21, 1997, the former holders of Fractal Common Stock will hold approximately 39.5% of the Combined Company Common Stock and the holders of the Common Stock of MetaTools prior to the Merger will hold approximately 60.5% of the Combined Company Common Stock. The Board of Directors of Fractal has unanimously approved the Merger and believes that the terms of the Merger are fair to, and in the best interests of, Fractal and its shareholders. The Board of Directors of Fractal unanimously recommends that Fractal shareholders vote FOR approval and adoption of the Reorganization Agreement.

  Information relating to the above matters is set forth in the attached Joint Proxy Statement/Prospectus. Shareholders of record at the close of business on April 11, 1997 are entitled to notice of, and to vote at, the Fractal Special Meeting and any postponements or adjournments thereof. Approval and adoption of the Reorganization Agreement will require the affirmative vote of the holders of a majority of the shares of Fractal Common Stock outstanding on the record date. All shareholders are cordially invited to attend the Fractal Special Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Mark Zimmer

                                          Mark Zimmer
                                          President and Chief Executive
                                           Officer

Scotts Valley, California
April 28, 1997

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

            DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD